                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                          STURM, RUGER & COMPANY, INC.

            ________________________________________________________

            Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware
            ________________________________________________________



                 STURM, RUGER & COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware, pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

                 FIRST: The name of the corporation is STURM, RUGER & COMPANY, INC. (the "Corporation").

                 SECOND: The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof in its entirety and substituting therefor a new Article FOURTH which shall read in full as follows:

                 "FOURTH: Number and Classes of Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is (i) 40,000,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), and (ii) 50,000 shares of Non-Voting Common Stock, par value $1.00 per share (the "Non- Voting Common Stock"). The Common Stock and the Non-Voting Common Stock shall be identical in all respects except that the holders of Non-Voting Common Stock shall have no voting power for any purpose except when the vote of the class shall be required by law."

                 THIRD: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the adoption by a majority of the members of the Board of Directors of the Corporation of a resolution approving such amendment followed by approval of such amendment by the affirmative vote of (i) a majority of the outstanding stock of the Corporation entitled to vote on the amendment and (ii) a majority of the outstanding stock of each class of the Corporation entitled to vote on the amendment as a class at a specialmeeting of the stockholders duly called and held in accordance with the provisions of Section 222 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation of the Corporation to be signed by John M. Kingsley, Jr., its Executive Vice President, and attested by Leslie
M. Gasper, its Secretary, on behalf of the Corporation this 23rd day of July, 1996.

                                       STURM, RUGER & COMPANY, INC.





                                        By:    /s/ John M. Kingsley, Jr.
                                               John M. Kingsley, Jr.
                                               Executive Vice President


ATTEST:


/s/ Leslie M. Gasper
Leslie M. Gasper
Secretary